UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

PulteGroup, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 11, 2016, PulteGroup, Inc. (the “Company”) issued a press release, a copy of which is included below.

PULTEGROUP ISSUES STATEMENT

ATLANTA, April 11, 2016 – A spokesperson for PulteGroup, Inc. (NYSE: PHM) today provided the following statement:

“We are disappointed that the Pultes continue to attempt to destabilize the company’s leadership and derail our successful value creation strategy through their public statements. Their attacks bear little resemblance to the facts.

“Since 2011, PulteGroup has generated $2.2 billion of pre-tax income, including pre-tax income of $816 million in 2015. In addition, PulteGroup’s leadership team and Board have been responsible stewards of capital, reducing the company’s debt-to-capital ratio from 60% at the end of 2011 to 30% at the end of 2015, and, in 2015 alone, returning $559 million to shareholders through dividends and share repurchases.

“The PulteGroup Board and management team will continue to stay focused on delivering on the successful strategy it has been executing since 2011.”

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup’s expectations.

Additional Information

This release may be deemed to be additional soliciting material with respect to the solicitation of proxies by the Board of Directors of the Company with respect to the Company’s annual meeting of shareholders to be held on May 4, 2016 (the “Annual Meeting”). The Company filed its definitive proxy statement relating to the Annual Meeting (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 4, 2016. The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 were first made available to shareholders on or about April 4, 2016. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies of the proxy materials are also available to shareholders at no charge at www.proxyvote.com or by writing to the Company’s Corporate Secretary at PulteGroup, Inc., 3350 Peachtree Road Northeast, Suite 150, Atlanta, Georgia, 30326.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

Investor Contact:

Jim Zeumer

404-978-6434

jim.zeumer@pultegroup.com

Media Contacts:

Ruth Pachman

212-521-4891

ruth.pachman@kekst.com

or

Todd Fogarty

212-521-4854

todd.fogarty@kekst.com

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